Exhibit 99.1

S T A T E  O F  M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of	)
DTE ELECTRIC COMPANY	)
for a financing order approving the	)	Case No. U-21338
securitization of qualified costs.	)
)

At the June 22, 2023 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:	Hon. Daniel C. Scripps, Chair Hon. Katherine L. Peretick, Commissioner

ORDER

I.

HISTORY OF PROCEEDINGS

On April 3, 2023, DTE Electric Company (DTE Electric) filed an application, with supporting testimony and exhibits, seeking a financing order authorizing the issuance of securitization bonds covering approximately $495.5 million in qualified costs. The application was filed pursuant to Public Act 142 of 2000 (Act 142), which amended Public Act 3 of 1939, MCL 460.1 et seq., and allows certain utilities1 the option of reducing their costs through the

[1]	DTE Electric meets the requirements to seek a financing order. See, MCL 460.10h(c); MCL 460.562(e); application, pp. 1, 4.

issuance of securitization bonds.2 The application explained that, consistent with the December 6, 2018 order in Case No. U-18150 (2018 depreciation order), Exhibit A, p. 3, and the July 9, 2020 order in Case No. U-20835, pp. 5-6, DTE Electric seeks approval to issue securitization bonds for qualified costs associated with the closure of its Tier 2 coal plants known as the Trenton Channel and St. Clair generation plants (generation plant costs), which both retired in 2022. In its application, DTE Electric requested that the Commission dispense with the Proposal for Decision and read the record in this proceeding, in light of the 90-day deadline required under MCL 460.10i(6). Application, p. 8.

The application requested authority to: (1) create one or more special purpose entities (SPEs)3 (or use an existing SPE) to which DTE Electric would transfer securitized property for the purpose of minimizing bankruptcy risks and maximizing the credit ratings on its securitization bonds; (2) implement a nonbypassable securitization charge and a related deferred tax charge (which would not be part of the securitization property) to be collected from DTE Electric’s power supply customers,4 as well as a mechanism for undertaking periodic true-ups of the securitization charge and (separately) adjustments to the deferred tax charge; (3) proceed, at

[2]

Securitization is the process by which a utility, following the issuance of a financing order by the Commission, replaces relatively high-cost debt and equity with lower-cost debt in the form of securitization bonds. MCL 460.10h-460.10o.

[3]	For purposes of this financing order, all references to the SPE shall be applicable to all SPEs that are created or otherwise used to issue a series of securitization bonds.
[4]

As used throughout this financing order, unless a different subset of DTE Electric’s customers is expressly specified, the terms “customers” and “power supply customers” refer to all existing and future retail electric distribution customers of DTE Electric or its successors, excluding customers using self-service power as defined in MCL 460.10a(4), customers engaged in affiliate wheeling as defined in MCL 460.10a(10), and current retail open access (choice) customers as of the date of this financing order (and who do not become retail electric power supply customers after the date of issuance of this order).

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its sole discretion, with the sale of the securitization bonds authorized in this case; and (4) employ appropriate methodologies to account for these transactions and to eventually refund or retire any or all of its securitization bonds. DTE Electric states that the mechanisms proposed for implementation and periodic true-up of the securitization charge are comparable to the mechanisms approved in prior securitization orders including in Case Nos. U-17473, U-20889, and U-21015. Application, p. 6.

Pursuant to due notice, a prehearing conference was held on April 27, 2023, before Administrative Law Judge Christopher S. Saunders (ALJ). At the prehearing, the ALJ granted intervention to the Michigan Department of Attorney General (Attorney General) and the Association of Businesses Advocating Tariff Equity (ABATE). 1 Tr 6. The Commission Staff (Staff) also participated in the proceeding. In his May 1, 2023 scheduling memo, the ALJ established a schedule for this case that accorded with the required 90-day timeline and noted that the Commission would read the record.

On May 10, 2023, DTE Electric filed revised direct testimony for Patrick D. Daly and Revised Exhibit A-2.

On May 15, 2023, direct testimony was filed by the Staff and ABATE. On May 22, 2023, rebuttal testimony was filed by DTE Electric. An evidentiary hearing was held on May 25, 2023, where the pre-filed testimony and exhibits were bound into the record and cross-examination was waived.

On June 5, 2023, DTE Electric, the Staff, the Attorney General, and ABATE filed initial briefs. On June 12, 2023, the Staff and ABATE filed reply briefs. On June 13, 2023, DTE

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Electric filed a reply brief.5 On June 13, 2023, the ALJ transmitted the matter to the Commission. The Commission has read the record, which consists of 207 pages of transcript and 21 exhibits admitted into the record.

II.

APPLICABLE LAW

A financing order is governed by the mandates of MCL 460.10h-460.10o. Key sections provide as follows:

(1) Upon the application of an electric utility, if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent with the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

(2) In a financing order, the commission shall ensure all of the following:

(a) That the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity.

(b) That securitization provides tangible and quantifiable benefits to customers of the electric utility.

(c) That the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

(d) That the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

MCL 460.10i(1) and (2). With regard to the meaning of “qualified costs” as used in MCL 460.10i(1) above, MCL 460.10h(g) provides:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power

[5]

DTE Electric filed a reply brief on June 12, 2023, which was rejected due to an error in the filing. On June 13, 2023, DTE Electric corrected the error and the brief was accepted. The Commission will consider the brief.

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purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

MCL 460.10k(2) provides, that “A financing order shall include terms ensuring that the imposition and collection of securitization charges authorized in the order are a nonbypassable charge.” The following definitions apply to this language:

“Securitization charges” means nonbypassable amounts to be charged for the use or availability of electric services, approved by the commission under a financing order to fully recover qualified costs, that shall be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in the financing order.

“Nonbypassable charge” means a charge in a financing order payable by a customer to an electric utility or its assignees or successors regardless of the identity of the customer’s electric generation supplier.

MCL 460.10h(i) and (f).

A financing order must include a mechanism requiring that the securitization charges be reviewed and adjusted by the Commission at least annually, within 45 days of the anniversary date of the issuance of the bonds, to correct overcollections or undercollections from the preceding 12 months. MCL 460.10k(3).

Only the applicant may seek rehearing of a financing order. MCL 460.10i(7). Any party may seek appeal from the Court of Appeals; however, review is limited to whether the order “conforms to the constitution and laws of this state and the United States and is within the authority of the commission under this act.” MCL 460.10i(8); see, Attorney General v Pub Serv Comm, 247 Mich App 35, 42-43; 634 NW2d 710 (2001) (Attorney General).

This proceeding involves DTE Electric’s third application for a financing order pursuant to Act 142. In the November 2, 2000 order in Case No. U-12478 (DTE Electric 2000 order), the Commission authorized DTE Electric (then known as The Detroit Edison Company) to securitize

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up to $1.774 billion in qualified costs. In the June 23, 2021 order in Case No. U-21015 (2021 order), the Commission authorized DTE Electric to securitize up to $235.8 million in qualified costs.6 In addition to these two prior DTE Electric securitization orders, the parties to the instant case sometimes refer to three prior securitization orders applicable to Consumers Energy Company (Consumers), including the October 24, 2000 order in Case No. U-12505 (Consumers 2000 order), the December 6, 2013 order in Case No. U-17473 (2013 order), and the December 17, 2020 order in Case No. U-20889 (2020 order).

III.

DTE ELECTRIC COMPANY’S PROPOSAL

Along with its application, DTE Electric filed the testimony of six witnesses.

Seth B. Shpargel, is a Manager in the Regulatory Affairs Organization for DTE Energy Corporate Services, LLC (DTE ECS), a subsidiary of DTE Energy Company (DTE Energy). 2 Tr 143. He testifies on behalf of DTE Electric and provides an overview of the proposed securitization transaction and related requests.7 He does not sponsor any exhibits.

By way of background, Mr. Shpargel notes that in the 2018 depreciation order the Commission approved a settlement agreement which provided as follows:

DTE Electric agrees to seek recovery of the remaining net book value associated with its Tier 2 coal plants through securitization after the Tier 2 coal plants are retired if this is the lowest cost option for ratepayers. Other options to be evaluated include traditional depreciation, regulatory asset amortization in base rates, or other forms of ratemaking or regulatory relief.

[6]	The securitization pursuant to the DTE Electric 2000 order occurred in 2001, and the securitization pursuant to the 2021 order occurred in 2022.
[7]	All of DTE Electric’s in-house witnesses are employed by DTE ECS and testify on behalf of DTE Electric, which is a subsidiary of DTE Energy.

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2 Tr 146 (quoting the 2018 depreciation order, Exhibit A, page 3). He states that the Trenton Channel and St. Clair plants are Tier 2 coal plants which retired as of September 30, 2022. He explains that DTE Electric proposes to finance through securitization the unrecovered net book value (NBV) of the two coal plants (which are financed by debt and equity) which he states amounts to $488.0 million as of September 30, 2022. DTE Electric does not propose to recover through securitization the portion of the unrecovered NBV of the Trenton Channel and St. Clair generation plants that is financed by deferred taxes. Mr. Shpargel also notes that the proposed securitization does not include the costs to decommission and demolish the physical assets of the two plants and these amounts are not included in the NBV.

Mr. Shpargel asserts that the unrecovered NBV of the two coal plants should be entitled to regulatory asset treatment because this investment represents reasonably and prudently incurred capital costs which, under normal circumstances, would be recovered during the normal duration of the plant’s operation. He explains that early retirement will cut the plants’ operation short, thus requiring regulatory asset treatment for these costs which the utility would be unlikely to collect in a competitive market after the cessation of operations in 2022. He testifies that the generation plant costs have been reasonable, prudent, and necessary to maintain the safe and reliable operation of these generation sites. 2 Tr 151. Mr. Shpargel highlights the Commission’s finding in the 2021 order that the remaining NBV of the Tier 2 River Rouge generation site constituted an investment that was unlikely to be recovered in a competitive market and its decision to grant regulatory asset status and securitization for the River Rouge generation site costs. 2 Tr 152 (citing the 2021 order, p. 70).

Mr. Shpargel states that DTE Electric proposes a scheduled final payment date for the bonds of 14 years from issuance with legal maturity occurring at 15 years. He states that alternative

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forms of cost recovery including traditional depreciation, regulatory asset amortization, or a surcharge were considered, but securitization offered greater benefits to customers. Mr. Shpargel adds that the net present value (NPV) of the benefit of securitization is approximately $51.5 million in comparison to conventional financing. He also explains that the savings from the securitization will initially be provided to customers through a bill credit (until rates are reset at the conclusion of the company’s pending rate case, Case No. U-21297) and the value of the bill credit is $38.4 million. 2 Tr 153. He states that after the completion of Case No. U-21297 the costs related to Trenton Channel and St. Clair will be excluded from base rates along with the current return on those costs, and the bill credit will end. He adds that a final order in Case No. U-21297 is expected in December 2023. Finally, he adds that the expected costs of issuing, supporting, and servicing the securitization bonds and of retiring existing debt and equity as part of the securitization are estimated at $7.5 million (the initial other qualified costs). Mr. Shpargel describes what area each DTE Electric witness will address.

Next, Mr. Shpargel explains DTE Electric’s proposal regarding the deferred taxes. He states that a portion of the remaining NBV of the generation plant costs was financed by deferred taxes which are a zero-cost form of financing. For that reason, the company would like to recover the deferred tax portion of the generation plant costs through a separate surcharge rather than through securitization, using the identical timing for recovery of both the bond portion and the deferred tax portion of the regulatory asset that represents the generation plant costs. 2 Tr 157. Regarding timing, Mr. Shpargel states that the bonds are expected to issue in November 2023 and thus the first billing cycle after the securitization bonds are issued will include the securitization charge, and the bill credit (also included on the bill) will reflect the generation plant costs as set in the most recent rate case, the November 18, 2022 order in Case No. U-20836

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(November 2022 order). The securitization charge will be allocated on the same basis as was approved in the November 2022 order, on a volumetric (per kilowatt-hour (kWh)) basis. Mr. Shpargel notes that only customers who take power supply service will see the securitization charge and the deferred tax surcharge on their bills, thus all choice customers, self-service power customers, and customers engaged in affiliate wheeling (as of the date of this final order) will be excluded from both charges. Consistent with past Commission securitization orders, a full service customer that transitions to choice service after the date of this order will continue to be obligated to pay both charges, and a customer who returns to full service from choice service will become obligated to pay both charges after the transition. 2 Tr 158-159. The bill credit will receive the same treatment. Once the bonds are fully repaid, any excess collections will be credited to power supply customers at that point through normal ratemaking.

Patrick D. Daly, a Principal Financial Analyst for DTE ECS, testifies regarding the NBV of the generation plant costs, and sponsors Exhibits A-1 through A-4 (and Revised Exhibit A-2). He states that the total unrecovered NBV of the two generation sites is $594.1 million (which excludes the reserve for removal costs). 2 Tr 37; Exhibit A-1. Mr. Daly explains that DTE Electric does not propose to recover the full amount through securitization but only the amount financed by debt and equity, which totals $488.0 million. The remainder was financed by deferred taxes of $106.1 million, for which the company proposes a separate surcharge. He states that both generation sites were fully retired as of September 30, 2022, and there have been no capital expenditures or depreciation expenses associated with the two sites after that date, and the net plant amount associated with the two sites was removed from rate base and replaced with a regulatory asset as of that date for accounting purposes consistent with the 2018 depreciation order. 2 Tr 38. Mr. Daly states that DTE Electric requests that the Commission find that the

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NBV that is financed by debt and equity is a regulatory asset consistent with the definition of qualified costs in Section 10h(g) of Act 142. He explains that the company removed the “net book balance as of the December 31, 2021 historical test period from rate base in Case No. U-21297, including the return at conventional financing rates.” 2 Tr 39.

Turning to the deferred tax proposal, Mr. Daly testifies that deferred taxes allow DTE Electric to issue a lower amount of debt and equity and the company should not “re-finance debt and equity that it never incurred.” 2 Tr 40. Thus, he explains, the securitization excludes the deferred taxes. He states that DTE Electric does not have specific deferred tax balances tied to the St. Clair and Trenton Channel sites, but it does not have specific debt or equity issuances tied to those sites either. He states that the deferred taxes were generated directly from the plant investments and “the tax balance will unwind as the related regulatory asset is amortized.” 2 Tr 41; Exhibit A-1. Mr. Daly further explains that the two generation sites themselves will not be transferred to the SPE but rather the net plant will be converted to a regulatory asset, and the regulatory asset will be bifurcated into the portion to be recovered through securitization (that financed by debt and equity) and the portion to be recovered by the company itself through the surcharge to be imposed simultaneously with the securitization charge (that financed by deferred taxes). 2 Tr 42. Mr. Daly states that, after the November 2022 order, the NBV of the St. Clair generation site reflected in base rates is $412.6 million and the NBV of the Trenton Channel generation site reflected in base rates is $192.2 million (these amounts do not include a return of the depreciation expense). 2 Tr 44; Revised Exhibit A-2. He explains that these amounts were used by DTE Electric to calculate the power supply bill credit revenue requirement. In his revised testimony, Mr. Daly explains that, due to an adjustment to the accumulated depreciation balance, the $412.6 million reflected in base rates for St. Clair is approximately $40 million

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higher than the amount used in his original testimony and will result in a “small increase on the proposed bill credit but has no impact on the amount proposed for securitization.” 2 Tr 46. He does not provide a new bill credit projection.

Mr. Daly testifies that DTE Electric expects to incur some bad debt in the form of uncollectibles and charge-offs, and thus the amounts billed to customers will be higher than the total cash requirements to make up the difference. He explains that the securitization bond surcharges will appear on customers’ normal monthly bills, and that the company will apply its average uncollectible rate to the bond surcharges because it is not possible to bifurcate a partial customer payment into an amount for the bond payment and an amount for the electric service supplied to the customer. 2 Tr 46-47. Mr. Daly illustrates the accounting entries that will be required at 2 Tr 47-50. He states that the unrecovered NBV of the generation plant costs was converted to a regulatory asset as of September 30, 2022, and requests a determination that this regulatory asset consists of qualified costs under Section 10h(g) of Act 142. He states that he expects that the SPE will be considered a variable interest entity and will be consolidated with DTE Electric for purposes of reporting to the U.S. Securities & Exchange Commission (SEC). 2 Tr 51.

Timothy J. Lepczyk is an Assistant Treasurer and Director of Corporate Finance, Insurance and Development for DTE Energy and its subsidiaries, employed by DTE ECS. His testimony establishes the proposed qualified costs, initial other qualified costs, and ongoing other qualified costs. He also explains the proposed use of the securitization proceeds. He sponsors Exhibits A-5 through A-10. 2 Tr 63.

Mr. Lepczyk testifies that it is appropriate to exclude deferred taxes from the securitization amount because there is no return on deferred tax liability and thus deferred taxes give customers

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a lower weighted average rate of return. He further states that customers will continue to reap the benefit of the deferred tax amount via its amortization. He states that inclusion of the deferred taxes in the qualified costs would unfairly penalize DTE Electric by requiring the company to retire debt and equity beyond the amount that was used to finance the NBV of the two generation sites, and that “the Company would in effect be extinguishing permanent capital used to finance assets unrelated to these plants.” 2 Tr 65.

Turning to the use of the proceeds of the securitization, Mr. Lepczyk states that they will be used to retire long-term debt and equity of DTE Electric. He explains that the combined net plant balance is $488.0 million and the initial other qualified costs are $7.5 million, and the company’s current capital structure is 50% equity and 50% long-term debt. He testifies that the proceeds from the securitization net of the initial other qualified costs will retire long-term debt and equity at the approved capital structure (taking into consideration any premiums for debt redemption). 2 Tr 66; Exhibit A-5. Addressing how debt will be chosen for retirement, Mr. Lepczyk states:

When determining the outstanding debt to be paid down, the Company will need to consider: (i) the cost of each of DTE Electric’s debt instruments and securities outstanding at the time proceeds from the sale of each securitization property to the Special Purpose Entity (“SPE”) that issues the securitization bonds are received; (ii) the redemption cost of retiring each of the securities existing at the time of issuance of the securitization bonds; and (iii) market conditions which might impact tender offer opportunities for securities existing at the time of issuance of the securitization bonds. For the proposed securitization, the Company anticipates retiring existing debt maturing around the time of the closing of the financing and therefore will incur no Long-Term Debt Retirement Costs.

2 Tr 66. He states that DTE Electric will pay down equity by making a cash distribution to DTE Energy, and the company plans to complete the recapitalization process within three months of the receipt of the proceeds. The company will also file reports with the Commission within 30 days of the issuance of the bonds and quarterly thereafter.

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Mr. Lepczyk states that the determination of the initial other qualified costs was made based on DTE Electric’s experience in Case Nos. U-12478 and U-21015. 2 Tr 68; Exhibit A-6. He explains that total initial other qualified costs are estimated at $7.5 million, and represent the transaction costs, including legal fees, which are paid by the SPE and billed to the company. He provides a description of each expense item included in the initial other qualified costs. He explains that, to the extent that initial other qualified costs are less than anticipated, the difference will be factored into the first true-up; and, conversely, to the extent that they exceed what is anticipated, DTE Electric will request recovery of those amounts in a future rate case. 2 Tr 73.

Mr. Lepczyk explains that ongoing other qualified costs of the SPE are incurred until the bonds have been paid off in full and support the ongoing operations of the SPE. They are estimated at $700,000 annually (assuming that DTE Electric is the servicer of the bonds), and include numerous fees and reporting expenses. 2 Tr 73; Exhibit A-7. He explains that the estimate of the ongoing other qualified costs was also based on DTE Electric’s experience in Case Nos. U-12478 and U-21015. Mr. Lepczyk provides a description of each cost included in the ongoing other qualified costs. He explains that, in order to support the bankruptcy analysis that is necessary to achieve the highest possible credit rating, the servicing fee must be at arm’s length and at a market-based rate. DTE Electric requests a servicing fee of 0.05% per annum of the original principal balance of the securitization bonds, which is consistent with the servicing fee rates in the 2013, 2020, and 2021 orders. Mr. Lepczyk describes the elements of the ongoing other qualified costs and explains that any difference between the actual and estimated levels of the ongoing other qualified costs will be adjusted in the true-up. Mr. Lepczyk testifies that the proposed securitization will comply with Section 10i(2)(a) of Act 142 because the company will

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use the proceeds of the bonds to retire debt and equity. Although very unlikely to occur, he requests that the Commission grant the company the ability to effect an early retirement or refunding of the securitization bonds. 2 Tr 78.

Mr. Lepczyk testifies that the proposed securitization complies with Section 10i(1) of Act 142, which requires that the NPV of the revenue requirement under securitization financing be less than the NPV of the revenue requirement of the remaining life of the qualified costs under conventional financing. He states that DTE Electric has demonstrated that securitization financing will cost $51.5 million less than conventional financing. 2 Tr 79; Exhibit A-8. He notes that the company does not include initial other qualified costs in the calculation for conventional financing, consistent with the method used in the 2021 order. Mr. Lepczyk testifies that as long as the interest rate on the bonds stays below 7.15% there will be savings to customers. 2 Tr 79; Exhibit A-10. Mr. Lepczyk notes that Section 10i(2)(b) of Act 142 requires that the securitization provide tangible and quantifiable benefits to customers of the utility and states that the $51.5 million difference in the two NPVs demonstrates compliance with this requirement. He adds that the benefit is due to the fact that the estimated weighted average interest rate on the bonds is 5.37% and the return on permanent capital is currently 8.53%. 2 Tr 80.

Mr. Lepczyk notes that Section 10i(2)(d) of Act 142 requires that the securitization be limited to the NPV of the revenue requirement of the qualified costs over the life of the proposed securitization bonds and states that Exhibit A-9 demonstrates compliance with this requirement. He testifies that the securitization amount for Trenton Channel and St. Clair together cannot exceed $582.9 million and the proposed securitization in the instant case is for $495.5 million, making it $87.4 million less than what would be allowed under the statute. 2 Tr 80; Exhibit A-9.

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He explains that the revenue requirement for the qualified costs is calculated through 2037 because DTE Electric proposes a 14-year term for the bonds. Mr. Lepczyk concludes that the 14-year term is appropriate “as it balances the Company’s needs for timely recovery against the desire to maximize customer affordability.” 2 Tr 81.

Steffen Lunde, a Director in the Global ABS Financing and Securitization Group for Citigroup Global Markets Inc. (Citi), describes the securitization process, provides an overview of DTE Electric’s proposal, and explains how DTE Electric proposes to achieve the highest possible credit rating and lowest possible financing costs for this securitization. He sponsors Exhibits A-11 and A-12.

As explained by Mr. Lunde, securitization separates the credit quality of the issued bonds from that of the company in order to achieve higher credit ratings and lower financing costs. In order to accomplish this, he states, DTE Electric proposes to sell the revenue stream and other entitlements and property created by the financing order (i.e., the securitization property) to a bankruptcy remote SPE, which sale, consistent with Act 142, will constitute a “true sale” for bankruptcy purposes. 2 Tr 92-93; see, MCL 460.10l(1) and (2). He explains that this “true sale” is designed to insulate the securitization property from creditors of DTE Electric and, thereby, from the credit risk of the company. The SPE then issues the bonds to investors/bondholders. According to Mr. Lunde, a trustee will be appointed to: (1) act on behalf of the bondholders; (2) remit payments to the bondholders; and (3) ensure that the bondholders’ rights are protected in accordance with the terms of the financing documents. DTE Electric will perform the routine billing, collection, and reporting duties as the servicer for the issuer of the bonds. 2 Tr 93. Mr. Lunde describes certain previous securitizations and testifies that this one will use a similar transaction structure. He states that he expects the SPE to be organized in Delaware.

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Mr. Lunde testifies that the securitization property that is sold to the SPE is composed of the rights and interests of DTE Electric under the financing order, including the right to impose, collect, and receive from DTE Electric’s customers amounts necessary to pay principal and interest on the bonds and the ongoing other qualified costs, including the right to adjust the amounts of securitization charges through the periodic use of a true-up mechanism.8 He explains that “ongoing other qualified costs” refers to certain qualified costs arising from the issuance of securitization bonds that will be payable from securitization charge collections on an ongoing basis over the transaction’s life. 2 Tr 95. These primarily include servicing fees, trustee fees and expenses, auditor expenses and administrative fees, rating agency fees, independent manager fees, SEC reporting expenses, and other operating expenses incurred by or on behalf of the SPE. Mr. Lunde testifies that Mr. Lepczyk’s estimate of about $700,000 per year for these expenses is reasonable. 2 Tr 96.

Mr. Lunde explains that the other collateral is composed of the collection account, which includes various subaccounts. He states that the company “would like authorization, as hereinafter discussed, to use an overcollateralization subaccount to the extent that the Company

[8]

As stated in MCL 460.10j(2), securitization property shall constitute a present property right even though the imposition and collection of securitization charges depends on further acts of the electric utility or others that have not yet occurred. Moreover, pursuant to MCL 460.10m(2) and MCL 460.10m(4), the lien and security interest of the trustee in the securitization property shall attach automatically once value is received for the bonds, shall constitute a continuously perfected lien and security interest, and shall not be impaired by any later modification of the financing order or by the commingling of funds arising from securitization charges with other funds. As stated in MCL 460.10n(2), the State of Michigan pledges not to take or permit any action that would impair the value of the securitization property or that would reduce or alter (except as allowed in the context of a true-up procedure undertaken pursuant to MCL 460.10k(3)) or otherwise impair the securitization charges approved in this financing order (this is the nonimpairment pledge). Finally, as set forth in MCL 460.10m(8), any changes to either the financing order or the securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

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later deems such a subaccount necessary in the context of the credit ratings review process, the optimal securitization bond structure, and market conditions.” 2 Tr 96. If necessary, this account would be funded by the securitization charges and, if drawn upon, would be subject to true-up. 2 Tr 98. He states that amounts in the collection account will be invested. He also proposes that the financing order provide DTE Electric with the ability to use additional forms of credit enhancement, such as letters of credit, if necessary to obtain the highest credit rating. 2 Tr 100. He states that this type of financing structure has been widely accepted by the market and he describes many successful securitizations. Mr. Lunde testifies that utility securitization bonds have maintained their high ratings even when the utility’s credit has been downgraded. He opines that the securitization market has shown resilience even during the years subsequent to the COVID-19 outbreak. 2 Tr 105.

Next, Mr. Lunde addresses the structure and terms of the securitization. He states that DTE Electric requests recovery of $488.0 million of the unrecovered NBV (net of deferred taxes) of the generation plant costs and $7.5 million in initial other qualified costs, for a total of $495.5 million. He testifies that the Trenton Channel and St. Clair generation sites were used to provide energy and capacity to power supply customers, and thus the securitization charge will be imposed on all power supply customers over a 14-year period. He further states that the precise terms and conditions of the securitization will not be known until just prior to the time of issuance on the bonds, expected to be in November 2023, such that the “securitization bond structure will reflect specific input from the rating agencies and will be adjusted to then current market conditions and investor preferences so that the highest credit ratings and lowest financing costs can be achieved.” 2 Tr 106. He explains that a preliminary financing structure is illustrated in Exhibit A-11, and uses an estimated weighted average interest rate of 5.368% per

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annum which is subject to change at the time of the pricing of the bonds. Mr. Lunde states that Exhibit A-11 shows the cash requirements for both the Expected Case and the Breakeven Case. He explains that two tranches (or subgroups of bonds) will best serve the objectives of the securitization and he describes how the tranches will be designed. 2 Tr 107-108.

Mr. Lunde recommends that the securitization bonds pay fixed rates consistent with other recent utility securitizations. He explains why an interest rate swap was rejected and states that “[f]ixed rates enable the costs and benefits to be evaluated in advance and ensure roughly equal securitization charges over time.” 2 Tr 110. Turning to the tenor of the proposed financing, he notes that Act 142 mandates that the charge may not be imposed for longer than 15 years, and thus the final proposed payment date is approximately 14 years after the closing and the legal final maturity date is no more than 15 years after the closing. Mr. Lunde testifies that the first payment date will likely be more than six months after the closing date, and all further payment dates will fall six months after the prior payment date. Mr. Lunde explains that the final payment and legal final maturity dates (which are not date-certain) reflect the fact that utility securitizations involve a payment stream that “flows subject to variations in consumption, delinquencies and write-offs.” 2 Tr 113.

Next, Mr. Lunde discusses the cash flow requirements as they relate to the credit and rating agencies’ analyses of the securitization bonds. He explains that the rating agencies perform extensive analyses (referred to as stress tests) to determine whether principal and interest will be paid in a timely fashion. He states that the Expected and Breakeven Case scenarios illustrated in Exhibit A-11 reflect the amount of cash needed on each payment date to fund the principal, interest, and other cost payments associated with the securitization. Mr. Lunde explains that these estimates reflect the fact that there is a timing difference between billings and cash

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collection, and also the fact that a certain amount of uncollectibles and charge-offs on billed amounts are expected. He adds that “[m]arket conditions and rating agency considerations leading up to the marketing of the transaction will determine the final amortization structure, and market conditions for these securities at the time of pricing will determine the final interest rates.” 2 Tr 116. He describes the assumptions that were used for each case.

As far as collection, Mr. Lunde states that DTE Electric will be the servicer, and thus will be responsible for billing and collecting the securitization charges and remitting collections to the trustee, and that all of the infrastructure necessary to perform this function is already in place. He adds that this infrastructure worked well in the 2001 and 2022 securitizations (pursuant to the DTE Electric 2000 and 2022 orders). He explains that a customer’s partial payment will be allocated ratably between the securitization charge arising from the instant case and all other billed amounts (which will include the charge associated with the 2022 securitization) based on the ratio of each of those two components (that is, the new securitization charge and all other billed amounts) to the total bill amount. 2 Tr 119. He states that an intercreditor agreement will provide for this treatment between the 2022 securitization and the securitization arising from the instant case. Mr. Lunde explains that certain statutory mandates such as in MCL 460.10q(4) and (5), which provide that only utilities may own electric distribution facilities and may meter and bill customers, will be looked upon favorably by the rating agencies because these statutory requirements mitigate the risk of third-party servicers becoming involved in the securitization. Next, Mr. Lunde addresses the rating process and the critical elements of this financing order.

He states that the rating agencies will review the transaction for particular elements including:

(1) nonbypassability of the securitization charges, (2) bankruptcy remote status for the Issuer, (3) a current property right in the rights under the Act [Act 142] and financing order, which is established by the financing order and statute and transferred to the Issuer pursuant to a true sale, (4) the assignment of the Issuer’s

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rights to the trustee in a perfected first priority security interest, (5) the terms of a true-up mechanism occurring with requisite frequency and subject only to mathematical review by the Commission, (6) the irrevocability of the financing order, (7) the state’s non-impairment pledge and reaffirmation of the state’s pledge by the Commission, (8) federal and state constitutional protections and (9) the breadth of the market to whom the securitization charges will be applied and the extent to which the charge might be “bypassable” by customers. The agencies will also assess the political and legal environment in the state and analyze the credit characteristics of DTE Electric’s service area.

2 Tr 121-122. Thus, he emphasizes that the instant order must reflect the irrevocability of the order, the reaffirmation of the State’s non-impairment pledge, the nonbypassability of the charge (irrespective of the source of the generation), the mandate of regular true-ups, and “aggregate securitization charges to customers for all such securitization transactions which do not exceed levels likely to result in political stress.” 2 Tr 123; Exhibit A-12. He also emphasizes the importance of the bankruptcy remote status of the SPE, so that all risk associated with a bankruptcy of DTE Electric is removed from the rating agencies’ analyses.

Mr. Lunde indicates that, in order to achieve the lowest possible securitization charge: (1) the bonds will be rated by at least two nationally-recognized rating agencies; (2) two tranches with an overall weighted average life of approximately 7.99 years will be offered; (3) extensive education will be provided to investors regarding the bonds; (4) the bonds will be offered for sale through underwriter(s) with specific experience in the marketing of utility securitization issues; (5) the underwriter(s) will disclose specific spreads for each tranche; (6) the lead underwriter(s) will be authorized to adjust the prices and securitization bond coupon rates; and (7) the underwriter(s) will agree to purchase the bonds at specified prices and coupon rates. 2 Tr 124-126. He notes that the 14-year final payment date is consistent with the recovery period used in the 2021 order.

In order to achieve the required bankruptcy remote status, Mr. Lunde again states that this order must enable DTE Electric to make an irrevocable sale of the securitization property to the

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bankruptcy remote issuer in a true sale for bankruptcy law purposes. He also states that the instant order must ensure the collection of the securitization charges even in the face of dramatic changes to usage, increases in delinquencies, or increases to self-generation; and the order must ensure that the charges are nonbypassable, in order to achieve the highest credit ratings. He explains that the exclusion of choice, self-service, and affiliate wheeling customers is consistent with past securitization orders. He adds that an annual true-up adjustment must be mandated in the instant order, and he requests that:

true-ups be required on a semi-annual basis (and quarterly beginning one year prior to the scheduled final payment date of the latest maturing tranche of securitization bonds) if the servicer determines that a true up adjustment is necessary to ensure the expected recovery during the succeeding twelve months of amounts sufficient to pay scheduled principal and interest on the securitization bonds, the Issuer’s Ongoing Other Qualified Costs and amounts necessary to replenish the draws on the Capital Subaccount. Furthermore and consistent with the 2022 DTE Electric Securitization [the 2021 order] and the 2014 Consumers Energy Securitization [the 2013 order], I recommend that interim true-ups, in addition to the true-ups proposed above, be permitted more frequently if the servicer determines that a true-up adjustment is necessary to ensure the expected recovery, during the succeeding period, of amounts sufficient to pay scheduled principal and interest on the securitization bonds, the Issuer’s other qualified costs and amounts necessary to replenish the draws on the Capital Subaccount.

2 Tr 132. Mr. Lunde opines that the rating agencies will accept the proposal that the allocation factor may be modified in subsequent true-ups when the allocation factor is changed in a general rate case. He states that rating agencies will also view with favor the prior full and timely repayment of the 2001 securitization and the fact that the 2022 securitization is on schedule for full and timely repayment, and the fact that DTE Electric experienced success as the servicer for both previous securitizations. Finally, Mr. Lunde states that the instant order should provide DTE Electric with sole discretion as to whether to issue the bonds and when to issue them, in order to take advantage of the most receptive market conditions available. He notes that DTE Electric, as the servicer, will be required to make all filings with the Commission, including true-up applications, and he notes that the servicing agreement (which describes these obligations) will be similar to the one used for the 2022 securitization.

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Thomas W. Lacey is a Principal Financial Analyst in the Revenue Requirements Department of the Regulatory Affairs Organization for DTE ECS. He explains the allocation of the securitization charge, the deferred tax surcharge, and the bill credit among power supply customers, and he sponsors Exhibits A-13 through A-15.

Mr. Lacey states that Exhibit A-13 illustrates the allocation by cost of service (COS) rate class of the power supply revenue requirement. He states that the revenue requirement for each calculation is the same as the estimated annual billings under securitization presented in the testimony of Mr. Lunde. Mr. Lacey states that, for the power supply revenue requirement allocation, he applied allocation factor 255 by COS rate class, which consists of “75% 4 coincident peak (CP) demand and 25% energy[.]” 2 Tr 27; Exhibit A-13. He chose this formula because it is the one used in rate cases including DTE Electric’s most recent rate case, the November 2022 order, for the COS Study. He states that if allocation factor 255 is modified in a subsequent rate case then DTE Electric will apply the newly authorized factor for subsequent true-ups.

Mr. Lacey states that Exhibit A-14 illustrates the allocation by COS rate class of the annual deferred tax revenue requirement which is equal to the amortization expense included in Mr. Daly’s testimony, and to which he also applied allocation factor 255 by COS rate class. Lastly, he explains that Exhibit A-15 illustrates the allocation by COS rate class of the bill credit revenue requirement using allocation factor 255 and reflects the return on rate base currently embedded in base rates based on the approvals contained in the November 2022 order. 2 Tr 29-30.

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Aaron Willis is a Manager in Regulatory Economics for DTE ECS. He testifies regarding the rate design associated with the proposed securitization, deferred tax, and bill credit revenue requirements, and the true-up process. He sponsors Exhibits A-16 through A-19.

Mr. Willis states that DTE Electric proposes three pricing components for power supply usage: (1) a securitization charge; (2) a deferred tax surcharge; and (3) a bill credit that will return to customers the amount included in current base rates for the generation plant costs under the November 2022 order. 2 Tr 170; Exhibits A-13, A-14, and A-15. All pricing components will be imposed on a per kWh basis. He states that the bill credit will remain in place until new base rates are set at the conclusion of Case No. U-21297. Mr. Willis explains that Exhibit A-16 shows the impact of the proposed bill credit for each year of the 14-year payment period, including the power supply bill credit revenue requirement assigned to each individual rate schedule and the per kWh credit for each rate schedule, which are allocated in proportion to each rate schedule’s share of the power supply revenues under the November 2022 order. The securitization charge is also shown on Exhibit A-16. He states that Exhibit A-17 shows the same information for the deferred tax surcharge, and the overall average rate impact of all three pricing components is shown on Exhibit A-18. He states that Exhibit A-19 shows the changes that will be necessary for DTE Electric’s Rate Book. Mr. Willis testifies that, with respect to customers’ bills, all three charges will appear under the “Other Power Supply Surcharges” line of the bill. 2 Tr 175.

Mr. Willis notes that Section 10k(3) of Act 142 requires that the financing order include a mechanism for the securitization charges to be reviewed and adjusted by the Commission at least annually to ensure an appropriate recovery of the amounts. Mr. Willis explains that the purpose of the periodic true-ups is to ensure that the cash collections will meet the obligations of the

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securitization bond issuer for bond principal and interest and ongoing expenses, and to maintain the required balances in the various subaccounts. He states that, in order to maintain the State’s non-impairment pledge, the true-up must be expedited and must be limited to verifying the mathematical accuracy of the proposed adjustment to the charge. He notes that this is consistent with the true-up process approved and applied in the 2013, 2020, and 2021 orders. Mr. Willis proposes that the deferred tax surcharge also be updated during the periodic true-up. He states that true-ups will be at least annual, except that they will occur quarterly during the year before the final payment date, and could occur more often under certain circumstances. He testifies that the current market standard is for a semi-annual true-up adjustment if the servicer forecasts a shortfall for the coming period. 2 Tr 177. He states that DTE Electric will submit its true-up calculations to the Commission for review and approval at least 45 days before implementation of the adjusted charge. Mr. Willis also proposes that the allocations among rate classes be subject to change for both the securitization and deferred tax charges, so that they always match the allocations that have been approved in the company’s most recent rate case. 2 Tr 177-179.

IV.

POSITIONS OF THE PARTIES

A. Direct Testimony

1. The Commission Staff

Charles E. Putnam, an Auditing Specialist with the Revenue Requirements Section of the Regulated Energy Division, testifies on behalf of the Staff. He sponsors no exhibits. He testifies that, while in support of the securitization, the Staff opposes the deferred tax approach proposed by DTE Electric because it is more costly to ratepayers than securitizing the entire remaining NBV of the assets. Mr. Putnam explains that the Commission rejected the deferred tax approach

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in the 2021 order and found that the qualified costs include the deferred tax amounts. 2 Tr 201 (citing the 2021 order, p. 83). Mr. Putnam testifies that the proposed deferred tax approach does not comport with the 2018 depreciation order and the November 13, 2018 settlement agreement, wherein DTE Electric stated:

DTE Electric agrees to seek recovery of the remaining net book value associated with its Tier 2 coal plants through securitization after the Tier 2 coal plants are retired if this is the lowest cost option for ratepayers. Other options to be evaluated include traditional depreciation, regulatory asset amortization in base rates, or other forms of ratemaking or regulatory relief.

2 Tr 203 (quoting the 2018 depreciation order, Exhibit A, p. 3). Mr. Putnam characterizes DTE Electric’s deferred tax proposal as a more costly option compared to securitizing the full amount. He states that the Staff proposes securitization of $594.079 million, which is the amount shown on Exhibit A-1 as the “Net Book Value September 30, 2022.” He explains that the difference between the company’s and the Staff’s proposal is the $106.05 million in deferred tax liability also shown on Exhibit A-1. Mr. Putnam notes that in testimony in Case No. U-21015, DTE Electric witness Ms. Uzenski testified that securitizing the full NBV would be less costly to customers than securitizing the NBV net of deferred taxes. 2 Tr 203 (citing Case No. U-21015, 2 Tr 75-76). Noting that DTE Electric committed to seek recovery of the NBV associated with its Tier 2 coal plants through securitization after they are retired if it is the lowest cost option, Mr. Putnam testifies that the Staff supports this gross of tax approach rather than the company’s net of tax approach because the net of tax approach is a “more costly option.” 2 Tr 203.

2. Association of Businesses Advocating Tariff Equity

Jessica A. York, an Associate with Brubaker & Associates, Inc., testifies on behalf of ABATE and sponsors Exhibits AB-1 and AB-2. Her testimony addresses the calculation and crediting of amounts that have been (and continue to be) recovered from ratepayers through DTE Electric’s retail electric rates associated with Trenton Channel and St. Clair. 2 Tr 185.

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Noting that the two generation plants were retired on September 30, 2022, Ms. York testifies that DTE Electric continued to collect from ratepayers the rates established in the May 8, 2020 order in Case No. U-20561 (which included the full costs of service associated with the Trenton Channel and St. Clair generation plants) for approximately two more months, from September 30, 2022, until November 25, 2022, when new rates resulting from the November 2022 order went into effect. 2 Tr 187-188. She states that DTE Electric does not propose in the instant case to return these amounts to customers. Ms. York further testifies that the current rates which went into effect with the November 2022 order also continue to include a portion of the cost to serve in the form of operations and maintenance (O&M) expense, property tax expense and a return on the rate base associated with the Trenton Channel and St. Clair generation sites. She states that these amounts will continue to be collected from ratepayers until rates are reset at the conclusion of Case No. U-21297 (December 2023), which constitutes approximately 13 months. She notes that the company removed depreciation expense from the projected test year associated with the November 2022 order. 2 Tr 188.

Ms. York recognizes that DTE Electric intends to provide a bill credit which will reflect the return on rate base that is currently in rates, but she testifies that the company does not propose to return to ratepayers the property tax expense that continues to be recovered currently, or the full cost of service amount (including O&M expense) included in rates for the two months in 2022. Ms. York testifies that Exhibit AB-2 reflects that these amounts come to $84.2 million. 2 Tr 190. Ms. York explains that DTE Electric’s proposed bill credit will go into effect at the time of securitization, projected to be November 2023, but will be eliminated when new rates go into effect resulting from Case No. U-21297, which is December 2023; meaning that the bill credit may exist for only one month. She notes that the company has shown the bill credit annual revenue requirement to be $38.383 million on Exhibit A-16, and yet customers may only receive one-twelfth of that amount.

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Ms. York states her additional concerns regarding the company’s method of accounting used to reflect the retirement of the Trenton Channel and St. Clair assets as follows:

When DTE reflected the retirement on its books, it reduced gross plant in service and accumulated depreciation by equal amounts. Thus, the retirements did not impact net rate base, and did not impact DTE’s return on rate base. . . . As acknowledged by DTE, the retirements were reflected in a manner that resulted in no change to net rate base, and therefore, no change to DTE’s return on rate base, despite the fact that Trenton Channel and St. Clair were retired and no longer used or useful. In addition, DTE proposes to securitize the unrecovered net book value of the assets, and implement a securitization charge to recover the cost. Thus, unless DTE restates the retirement on its books to reflect the reduction in net rate base resulting from the retirement, there is a potential for double recovery. That is, DTE would still earn a return on the same amount of net rate base as if the plants had not retired, and will also be charging a securitization charge for the unrecovered net book value.

2 Tr 191 (citing Exhibit AB-1, p. 7 (the company’s response to ABATE’s discovery)). In conclusion, Ms. York recommends that the total securitized amount be offset by $84.2 million to reflect the amount recovered from customers up to December 2023 and ensure no double recovery. In this case, she explains, the bill credit would no longer be necessary. She recommends that the Commission direct DTE Electric to restate the Trenton Channel and St. Clair retirements on its books as described in her testimony so as to ensure there is no double recovery. 2 Tr 192.

B. Rebuttal Testimony

1. DTE Electric Company

DTE Electric filed testimony from Mr. Daly and Mr. Shpargel to rebut Ms. York’s direct testimony, and testimony from Mr. Lepczyk to rebut Mr. Putnam’s direct testimony.

Mr. Daly testifies that Ms. York’s proposal for an $84.2 million offset to the qualified costs is based on faulty assumptions, and he states that DTE Electric “is requesting a new method of

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financing the generation site assets, not a reset of the full cost of service.” 2 Tr 54. He states that ABATE’s proposal assumes that all O&M costs associated with Trenton Channel and St. Clair ended as of September 30, 2022, and that all property taxes ended as well. He states that this assumption is incorrect because employees of the utility continue to monitor and maintain the sites and the taxing authorities continue to assess taxes. Mr. Daly further testifies that there is no potential for a double recovery because the company’s proposed accounting is correct. He states that Ms. York’s proposed accounting is not consistent with the requirements of the Uniform System of Accounts (USOA), “[s]pecifically the USOA Electric Plant Instruction number 10(F) states, for recording plant retirements, ‘The book cost less net salvage of depreciable electric plant retired shall be charged in its entirety to Account 108, Accumulated provision for depreciation and amortization.’” 2 Tr 55 (quoting USOA Electric Plant Instruction no. 10(F)). He states that this accounting treatment was also described and approved in the November 2022 order and provided the basis for current base rates. He notes that Ms. York provided no evidence or accounting guidance to support her proposal.

Mr. Shpargel also testifies that there is no potential for double recovery, and adds that changes to the level of costs and expenditures should be addressed in a rate case. He states that the interim bill credit addresses any possibility of double recovery and that “only the return on the net book value currently recovered in base rates should be included in the interim bill credit.” 2 Tr 163. Mr. Shpargel notes that a similar bill credit was approved in the 2021 order, p. 73. He notes that Ms. York provided no evidence showing that current approved base rates are incorrect or evidence in support of her accounting proposal.

Mr. Lepczyk testifies that he continues to believe that securitization of the NBV net of the deferred taxes is the more appropriate method because it recognizes the fact that customers have

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benefited from this “zero cost of capital instrument.” 2 Tr 84. He repeats his direct testimony that inclusion of the deferred taxes is a penalty to the utility and states that the Commission approved the suggested approach in the DTE Electric 2000 order for capital investments at the Fermi 2 generating facility. Turning to the testimony of a DTE Electric witness (Ms. Uzenski) in Case No. U-21015, Mr. Lepczyk states:

I do not dispute witness Uzenski’s characterization of the gross of deferred tax methodology when compared against the net of deferred taxes approach in the short term as being the less costly option for customers ‘mathematically;’ however, this comparison ignores potential secondary effects on the Company’s balance sheet and longer-term cost of capital considerations.

2 Tr 85. He describes securitization as a “credit negative” and posits that securitizing larger amounts could put stress on credit metrics. 2 Tr 85. On that basis, he also disagrees that inclusion of the deferred taxes in the qualified costs constitutes the lowest cost option for customers for these Tier 2 facilities.

C. Initial Briefs

1. DTE Electric Company

DTE Electric’s initial brief largely repeats the description of the proposed transaction from the testimony. The company states that it seeks to securitize the remaining NBV of the Trenton Channel and St. Clair generation plant costs, net of deferred taxes, along with the initial other qualified costs for a total amount of $495.5 million. DTE Electric proposes to: (1) securitize that amount net of tax book value as a qualified cost; (2) establish a per kWh securitization charge in an amount sufficient to service the bonds, to be applied to power supply customers; (3) establish a regulatory asset in an amount equal to the deferred tax liabilities associated with the two generation plants; (4) establish a deferred tax surcharge to recover the regulatory asset over the same term as the bonds; and (5) establish a bill credit (identical to the bill credit approved in the

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2021 order) to offset the amounts included in rate base representing costs associated with the two generation plants, to be in effect until rates are reset in Case No. U-21297. DTE Electric’s initial brief, pp. 4-5. DTE Electric notes that the net of tax approach was approved in the DTE Electric 2000 order and the Consumers 2000 order. DTE Electric posits that it has proposed reasonable qualified costs.

DTE Electric describes the necessary structure for the securitization transaction, noting that securitization is the financing of a discrete asset whereby the utility sells the revenue stream and other entitlements and property created by the financing order to a newly established bankruptcy remote SPE (also known as the issuer) in a transaction which constitutes a true sale for bankruptcy purposes. The SPE then issues the bonds backed by the securitization property to investors/bondholders. A trustee acts to remit payments to bondholders, and DTE Electric performs the routine billing, collection, and reporting duties for the issuer as the servicer. The company states that it will take additional measures to ensure that the bonds reach the highest rating for this type of securitization (triple-A) from two or more rating agencies. DTE Electric’s initial brief, p. 7. The company notes that it wishes to reserve the right to include an overcollateralization subaccount in the securitization bond structure, and states that it will likely issue two tranches (sub-groups of bonds). DTE Electric adds that Mr. Lunde’s Exhibit A-12 contains the necessary form of the financing order, and it states that the form is based on the 2021 order and the 2013 order. Id., p. 9. DTE Electric explains the importance of the true-up and the required structure, which, it states, is also based on the true-up mechanisms approved in the 2021 order, the 2013 order, and the 2020 order. The company states that Mr. Willis set forth the proposed true-up procedure in sections C64.02 and C64.03 of DTE Electric’s tariff sheets, which are contained in Exhibit A-19. DTE Electric also states that the deferred tax surcharge will be updated in the periodic true-ups as well, based on forecasted sales and the approved allocation factor.

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DTE Electric notes that the charges must be nonbypassable in order to accomplish the securitization. The company explains which customers will be subject to the securitization charge and deferred tax surcharge and the consequences of movement between choice and full service. DTE Electric states that its proposed nonbypassable charge structure is consistent with the structure approved in the 2013, 2020, and 2021 orders and should be approved. DTE Electric’s initial brief, p. 13.

Next, DTE Electric contends that its net of tax approach is the lowest cost mechanism for ratepayers for refinancing the remaining NBV of the two generation plants. The company explains that the deferred taxes exist due to the difference between tax accounting and book accounting, because tax accounting allows for accelerated depreciation and this accelerated timing creates an additional source of capital. DTE Electric argues that the deferred taxes provide an interest-free form of financing whereas securitization is a debt with an associated interest obligation. Moreover, DTE Electric argues, its net of tax proposal complies with the commitment the company made in the 2018 depreciation order settlement because this approach ensures that ratepayers receive the lowest securitization charge possible. Id., p. 14. DTE Electric observes that the Commission approved a net of tax approach in the DTE Electric 2000 order and the Consumers 2000 order. DTE Electric contends that the net of tax approach should remain an option in securitizations.

Turning to the statutory requirements, DTE Electric states that all of its proposed costs are qualified costs under Section 10h(g) because they are unlikely to be recovered in a competitive market and are the type of costs which have been found to be regulatory assets by the

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Commission. Id., pp. 15-16 (citing 2 Tr 42 and 151-152). The company notes that they are also the same type of qualified costs approved in the 2021 order. DTE Electric states that the initial other qualified costs of $7.5 million are also compliant with the Section 10h(g) definition of qualified costs, as they include the costs of issuing, supporting, and servicing the bonds. DTE Electric notes that it based these cost estimates on the costs associated with the 2021 order securitization, recent market transactions, and input from its financial and legal advisors; and the company notes that if the costs are less than anticipated this will be factored into the first true-up. DTE Electric contends that the ongoing other qualified costs of $700,000 per year are also consistent with the statute and with other securitizations approved by the Commission and can also be adjusted through the true-up process. DTE Electric requests approval for the accounting authority including a determination that the unrecovered NBV of the two generation sites is a regulatory asset consistent with the definition of qualified cost in Section 10h(g) of Act 142.

DTE Electric argues that it has satisfied the requirement of Section 10i(1) that the applicant show that the NPV of the revenues to be collected under the financing order is less than NPV of the amount that would be recovered using conventional financing (over the same time period) by the amount of $51.5 million. DTE Electric’s initial brief, p. 21 (citing 2 Tr 79 and Exhibit A-8). DTE Electric explains that this is because the company’s current authorized pre-tax rate of return is 6.79%, as set in the November 2022 order. DTE Electric notes that this comparison does not include the initial other qualified costs, but does include the associated deferred tax liabilities amortized over 14 years.

DTE Electric states that the securitization proceeds will be used to retire existing debt and equity in accordance with Section 10i(2)(a) of Act 142. The company adds that equity will be paid down by making a cash distribution to the parent corporation (DTE Energy), and the

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company lists the factors that will be considered in deciding what long-term debt to retire. The recapitalization is expected to be completed within three months of the receipt of the bond proceeds, and DTE Electric states that it anticipates retiring existing debt that is maturing around the time of the closing, thus ensuring that it will not incur long-term debt retirement costs. DTE Electric’s initial brief, p. 23.

DTE Electric contends that the securitization will provide tangible and quantifiable benefits to customers as required by Section 10i(2)(b) because the NPV of the revenue requirement to be collected under the financing order is less than the NPV of that revenue requirement using conventional financing by $51.5 million as demonstrated in Exhibits A-8 and A-9. DTE Electric’s initial brief, p. 24. DTE Electric explains that this is “due to the fact that the estimated weighted average interest rate of 5.37% on the securitization bonds is significantly less than the return on permanent capital of 8.53% under conventional financing” and is also less than the company’s current authorized pre-tax rate of return of 6.79%. Id. (quoting 2 Tr 80, and citing 2 Tr 79 and 107, and Exhibit A-11). DTE Electric explains that it will structure the transaction to reach the lowest securitization charge that is possible consistent with market conditions at the time of the transaction and the requirements of this financing order. The company notes that the actual market for the bonds will not be known until it enters the “marketing and price discovery process” and it describes that process. DTE Electric’s initial brief, p. 26; see, id., pp. 25-26 (citing 2 Tr 124-126).

DTE Electric states that, consistent with the requirements of Section 10i(2)(d) of Act 142, the amount securitized will not exceed the NPV of the revenue requirement over the life of the bonds, and that the company has shown that its proposal passes this test by about $87.4 million. DTE Electric’s initial brief, p. 26 (citing 2 Tr 80 and Exhibit A-9).

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Turning to the securitization charge and the true-up mechanism, DTE Electric argues that it has proposed reasonable pricing components (all to be per kWh charges/credits) which consist of a securitization charge, a deferred tax surcharge, and a bill credit. See, Exhibits A-16 through A-18. DTE Electric explains the derivation of these pricing components and notes that it utilized allocation factor 255. The company further notes that if a new allocation factor is approved in subsequent years the new factor will be applied in subsequent true-ups. DTE Electric explains that Exhibit A-19 shows the necessary changes to the company’s Rate Book and states that the company will submit revised tariff sheets reflecting the actual securitization charges, deferred tax surcharges, and bill credits, which will be imposed by rate schedule. DTE Electric further avers that its proposed true-up mechanism complies with the requirements of Section 10k(3) of Act 142, and that the true-up mechanism proposed for the deferred tax surcharge is also reasonable. DTE Electric concludes by noting that Section 10i(1) of the act provides that if the application satisfies all of the statutory requirements then the Commission “shall issue a financing order to allow the utility to recover qualified costs.” DTE Electric’s initial brief, p. 30 (quoting Section 10i(1) of Act 142).

2. The Commission Staff

The Staff notes that securitization is an election made solely by the company and offers a less costly form of financing than conventional financing. The Staff argues that the gross method of calculating the qualified costs represents the least cost financing option for DTE Electric because securitization cost rates are lower than conventional financing cost rates. The Staff observes that DTE Electric’s Exhibit A-1 demonstrates this difference where it indicates that $594.079 million is the NBV for the generation sites as of September 30, 2022 (column (d), line 3). The Staff notes that the difference between the two parties’ positions is $106.05 million which represents

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the deferred tax liability. The Staff notes that in the 2021 order the Commission rejected DTE Electric’s proposal to reduce the qualified costs by the deferred tax amounts because they are “ratepayer-supplied funds” and their inclusion constitutes the less costly option for ratepayers. Staff’s initial brief, p. 4 (quoting the 2021 order, p. 51).

The Staff further states that in the settlement agreement approved in the 2018 depreciation order DTE Electric committed to seek recovery of the remaining NBV associated with retired Tier 2 coal plants through securitization if it is the least cost option for ratepayers. The Staff supports securitization for the remaining NBV of the Trenton Channel and St. Clair sites but contends that the deferred taxes are included in the NBV and there is no reason to deviate from the findings in the 2021 order. The Staff contends that “[n]o party can disagree that securitizing the entire remaining book value with no reduction for the ‘net of tax’ approach is less costly for ratepayers.” Staff’s initial brief, p. 7.

3. The Association of Businesses Advocating Tariff Equity

ABATE argues that DTE Electric is attempting to securitize amounts that it has already recovered and thus the qualified costs should be reduced by $84.2 million. Noting that Trenton Channel and St. Clair were retired on September 30, 2022, and that the November 2022 order was issued about two months later, ABATE argues that the company received rates based on fully operational plants for those two months. Moreover, ABATE contends, the company currently receives a return on rate base associated with the retired assets per the November 2022 order, and will continue to do so until rates are reset in December 2023 via the final order in Case No. U-21297. ABATE’s Exhibit AB-2 shows how ABATE arrived at the $84.2 million figure, which provides estimates for O&M expense, depreciation expense, property tax expense, and return on rate base, as annual figures (with the data derived from rate cases covering the

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relevant time periods), which are then pro-rated for the 2-month and 13-month time periods that ABATE highlights. ABATE contends that if these amounts are not removed from the securitization, ratepayers will pay these costs twice. ABATE notes that DTE Electric “did not specifically object to or provide a more accurate figure than the $84.2 million provided” by ABATE. ABATE’s initial brief, p. 3, note 4.

ABATE further argues that the bill credit has been calculated on an annual basis but is likely to be provided to ratepayers for a short time, perhaps only one month. ABATE contends that DTE Electric did not incur these costs because the two generation sites are not used and useful, and the bill credit only reflects the return on rate base. ABATE argues that the Commission should require DTE Electric to calculate the total cost of service associated with the retired assets and collected from ratepayers between September 30, 2022, and December 2023. Finally, ABATE states that:

While ABATE initially recommended that DTE restate the retirement on its books to reflect the reduction in rate base resulting from the retirement of the net book value of Trenton Channel and St. Clair so as to avoid double recovery, the Company’s workpapers filed in its currently pending base rate case (Case No. U-21297) appear to address this concern through certain adjustments made by the Company in that case. The Commission should, however, require that DTE confirm this understanding.

ABATE’s initial brief, p. 5 (citing Case No. U-21297, Exhibit A-2, Schedules B1, B6.1, and B6.2).

4. The Michigan Department of Attorney General

The Attorney General states that she agrees with the Staff’s net of tax approach. She further states that she “agrees with witness York’s proposal to offset the total amount securitized by $84.2 million and also recommends that the Commission direct DTE to restate the retirements on its books, to ensure there is no double recovery of costs from ratepayers.” Attorney General’s initial brief, p. 4.

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D. Reply Briefs

1. The Commission Staff

The Staff replies to ABATE and the Attorney General on the issue of ABATE’s proposed offset. The Staff states that it has reviewed the application and finds no evidence of any potential for a double recovery of the unrecovered investment in Trenton Channel and St. Clair. The Staff contends that the bill credit assures no double recovery. The Staff maintains that the total NBV is $594.079 million and this is the proper amount for securitization. Staff’s reply brief, p. 2.

2. Association of Businesses Advocating Tariff Equity

In reply to the company, ABATE repeats the requests made in its initial brief. ABATE’s reply brief, p. 1.

3. DTE Electric Company

In reply to the Staff, DTE Electric contends that forcing the company to increase the qualified costs is not just or reasonable and results in a more costly refinancing. DTE Electric contends that the Staff’s gross of tax proposal will force the company “to retire a greater amount of debt and equity from the Company’s capital structure, which will unjustly and unreasonably benefit customers in the form of a lower cost of capital in a future rate case.” DTE Electric’s reply brief, p. 3. The company argues that the Staff’s proposal will result in a greater securitization charge for customers than the company’s proposal and yet result in the same initial bill credit and the same amount being removed from base rates. DTE Electric contends that the Staff ignores the potential secondary effects of its preferred approach such as putting stress on key balance sheet metrics which “could cause key credit metrics to fall below rating agency thresholds, putting the Company at risk of a credit downgrade, which would almost certainly increase the Company’s cost of capital and lead to increased customer rates. 2 TR 85.” DTE Electric’s reply brief, p. 5.

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DTE Electric further posits that its proposal is consistent with the settlement agreement in the 2018 depreciation order because, while the settlement agreement contains a list of possible refinancing options, that list is not exhaustive and does not prohibit the company from proposing another option. DTE Electric describes the settlement agreement language regarding refinancing as “at best ambiguous on this topic.” Id. DTE Electric again explains that deferred tax benefits are a zero-interest financing source and that the Staff’s proposal results in a larger surcharge. The company asserts that because both approaches would remove the same amount of the NBV from rate base, the company’s approach is actually cheaper for ratepayers because “it refinances a portion of the $594M [million] NBV with a deferred tax surcharge with 0% interest as opposed to refinancing the entire $594M at the interest rate of the securitization bonds, which no party has disputed will be greater than 0%.” Id., p. 7, note 3.

Finally, DTE Electric objects to the Staff’s assertion that it will recommend disallowance of any incremental costs related to portions of the unrecovered NBV of the two generation sites in future rate cases, arguing that the assertion is unnecessary because there will be no incremental costs left to be recovered. Id., p. 9.

In reply to ABATE, DTE Electric contends that ABATE’s proposal is mistaken and unlawful and requires the Commission to engage in prohibited retroactive ratemaking. DTE Electric notes that the bill credit is equivalent to the remaining NBV included in base rates and thus will ensure no double recovery. DTE Electric points out that the Commission may not reset the cost of service from a prior rate case and argues that ABATE fundamentally misunderstands securitization. DTE Electric maintains that changes to its costs of service are being appropriately

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addressed in Case No. U-21297. DTE Electric further avers that its proposal is consistent with the USOA’s guidance for plant retirements, and that ABATE’s proposal is based on faulty assumptions regarding ongoing O&M and property tax expenses. DTE Electric notes that the Commission found property tax and O&M expenses to be ongoing for the retired plant at issue in the 2021 order. DTE Electric’s reply brief, p. 14 (citing the 2021 order, p. 73).

V.

DISCUSSION

A. Qualified Costs

Qualified costs are defined in Section 10h(g) of Act 142 as follows:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.

Thus, the plain language of the statute describes three potential categories of qualified costs: (1) regulatory assets as determined by the Commission; (2) any costs that the Commission determines that the electric utility would be unlikely to collect in a competitive market; and (3) the costs of issuing, supporting, and servicing the bonds and costs of retiring and refunding the electric utility’s existing debt and equity. The first category grants broad discretion to the Commission; the second category requires a finding that the costs are unlikely to be recovered under the current regulatory scheme; and the third category is subject to automatic approval if securitization is granted and the proposed costs meet the statutory definition along with the requirements of Section 10i(2).

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DTE Electric proposes to securitize a total of $495.5 million in qualified costs consisting of (i) the remaining NBV of the investment in the Trenton Channel and St. Clair generation sites ($488 million) minus deferred taxes and (ii) the estimated initial cost of issuing the securitization bonds ($7.5 million), including the estimated cost of retiring and refunding portions of DTE Electric’s existing debt securities, also known as the initial other qualified costs. In addition, DTE Electric proposes to recover ongoing other qualified costs of $700,000 per year, which includes the servicing fee, rating agency fees, and other ongoing costs of servicing the securitization bonds, which will be collected as an additional component of the securitization charges. Because these costs are estimates, they will be subject to the true-up mechanism that will be applied to the securitization charges.

With respect to the remaining NBV of the generation site costs, DTE Electric provided evidence showing that the plants were retired as of September 30, 2022, making these costs unlikely to be recovered in the competitive market after that date. DTE Electric proposes that the remaining NBV of the investment in the generation sites be removed from the company’s balance sheet and recorded as a regulatory asset, and the company provided testimony showing that the remaining NBV of the investment as of September 30, 2022, net of deferred taxes, is $488 million. The Trenton Channel and St. Clair generation sites were retired on September 30, 2022, and the Commission agrees that it is appropriate to classify the unrecovered (and approved) capital costs associated with the two generation plants (including the deferred tax amounts) as a regulatory asset, and further agrees that DTE Electric is unlikely to collect such costs in a competitive market.

DTE Electric provided evidence regarding the expected initial transactional costs of $7.5 million associated with issuing the securitization bonds. These initial other qualified costs

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include the underwriting discount and financial advisory fee, as well as the underwriters’ reimbursable expenses, SEC registration fees, legal fees, rating agency fees, auditor expenses, blue sky fees, SPE organizational costs, and advisory fees of the Commission. DTE Electric provided testimony showing that the SPE will use the proceeds from the sale of the securitization bonds to pay these initial other qualified costs or to reimburse DTE Electric for these costs; and the balance will be used by the SPE to purchase the securitization property from DTE Electric. DTE Electric proposes that qualified costs also include the ongoing other qualified costs of the SPE, which includes an annual servicing fee (of 0.05% of the initial aggregate principal amount of the securitization bonds if DTE Electric is the servicer, and up to 0.75% of the initial aggregate principal amount of the securitization bonds if another entity becomes the servicer), as well as the auditor expenses relating to the securitization bonds, legal fees, trustee fees, independent manager fees, rating agency fees, SEC reporting expenses, the administrative fee, and, to the extent deemed necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions, fees and expenses associated with a letter of credit and/or an overcollateralization subaccount. DTE Electric estimates that these ongoing expenses will total approximately $700,000 per year. Exhibit A-7. Variations in the actual amount of ongoing costs to be recovered will be addressed through the adjustments made during the true-ups. No party disputed the initial other qualified costs estimate or the ongoing other qualified costs estimate.

In addressing the issue of the proper amount of qualified costs to be financed through the issuance of securitization bonds, the Commission notes that the following costs are explicitly recognized as qualified costs: “regulatory assets as determined by the commission . . . [and] the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and

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refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.” MCL 460.10h(g). DTE Electric has proposed that the generation plant costs are qualified costs as that term is used in Act 142, and the Commission agrees. The Commission further finds that the remaining NBV of the investment in the two generation plants is a cost that is unlikely to be recovered in a competitive market. The Commission has previously found, and the Court of Appeals has affirmed, that the Commission may confer regulatory asset status on generation assets at the same time that the Commission authorizes the use of securitization to finance those assets. Attorney General, 247 Mich App 35. The Commission finds that the remaining NBV of the investment in the retired Trenton Channel and St. Clair generation sites is a generation-related asset that qualifies for treatment as a regulatory asset as that term is used in Act 142, and is available for qualified cost treatment.

However, as in the 2021 order, the Commission recognizes its role in enforcing the language of the settlement agreement approved in the 2018 depreciation order, and therefore cannot approve DTE Electric’s method of calculating its qualified costs. The Staff provided convincing testimony showing the benefits to ratepayers of securitizing the full NBV, which include lowering the cost of capital, lowering the revenue requirement, and ultimately lowering rates. On some level, DTE Electric agrees, as Mr. Lepczyk does not refute the testimony in the 2021 securitization case from a DTE Electric witness (Ms. Uzenski) to the effect that it is mathematically accurate to say that including the deferred tax amounts will lower the overall cost of capital and thus lower customer rates in comparison to DTE Electric’s proposal. In rebuttal, he states that that conclusion is still true but it ignores other possible side-effects such as the potential for poorer credit metrics. 2 Tr 85. However, DTE Electric provided no evidence, beyond Mr. Lepcyzk’s speculation, of how the inclusion of the deferred taxes in the qualified

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costs would impact the company’s credit metrics. The Commission notes that the language in the 2018 depreciation order settlement agreement requires securitization if it provides the lowest cost option, not if it provides the numerically lowest securitization charge. Finally, the Commission finds DTE Electric’s 0% financing argument to be specious. If the deferred taxes are removed from base rates that amount has to be replaced with debt and equity in base rates.

In the 2021 order, the Commission rejected the identical proposal with respect to the deferred taxes. The Commission expressed its concern arising from the fact that in the 2018 depreciation order settlement agreement DTE Electric committed to “seek recovery of the remaining net book value associated with its Tier 2 coal plants through securitization . . . if this is the lowest cost option for ratepayers.” 2018 depreciation order, Exhibit A, p. 3, ¶ 6 (emphasis added). That concern remains. As in the 2021 order, DTE Electric itself acknowledges that NBV includes deferred taxes. 2 Tr 37-40 and 156. Thus, the amount requested by the company for qualified cost treatment in this case does not represent the NBV of the Trenton Channel and St. Clair generation site costs, even though these are Tier 2 coal plants and are therefore clearly covered by the language of the settlement agreement. The Commission recognizes that securitization is at the company’s option, and the Commission does not find that the inclusion of deferred taxes in qualified costs is necessary in all cases. However, in this case, the securitization is affected by the commitments made in the settlement of the 2018 depreciation case, and the full NBV includes the deferred taxes of $106.1 million. No party disputed DTE Electric’s evidence on the amount of the full NBV for the two generation sites. The Commission finds that DTE Electric’s proposed qualified cost calculations fail to comply with the language in the settlement agreement. Based on the evidence provided by DTE Electric, the Commission finds that the qualified costs as of September 30, 2022, for the Trenton Channel and St. Clair generation sites are $594.1 million. The Commission rejects DTE Electric’s deferred tax surcharge proposal.

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The Commission also rejects ABATE’s offset proposal. The Staff could find no evidence supporting the allegation of potential double recovery. The Commission observes that when a plant is retired that does not mean that it exits rate base on the retirement date. The issues explored by ABATE’s witness are typically contested and decided in rate cases in the context of an examination of all rates. The used and useful determination is made in a rate case and retired plants continue to be subject to regulatory accounting. ABATE provided no evidence showing that rates were improperly set in Case Nos. U-20561 or U-20836.

Additionally, the Commission is not persuaded to rely on Exhibit AB-2 for computation of any offset. NBV consists of the original cost of an asset less accumulated depreciation. Exhibit AB-2 shows ABATE’s calculation of the costs that it asserts are subject to double recovery and should be deducted from the qualified costs. According to that exhibit, those costs include the four categories of O&M expense, depreciation expense, property tax expense, and the return on rate base. ABATE presented no evidence to support the argument that O&M expense, property tax expense, or return on rate base are factors in the calculation of NBV.

ABATE acknowledges that DTE Electric removed depreciation expense in Case No. U-20836. 2 Tr 188. The Commission observes that O&M and property tax expenses are passthrough expenses that are not included in NBV, and the return on rate base is also excluded from NBV. The removal of the return on rate base is often the primary reason for securitization because the return on rate base, as illustrated in the instant case, is significantly higher than the interest on the securitization bonds. The bill credit will remove the return on rate base from rates once the securitization is accomplished (and the resetting of rates in Case No. U-21297 will

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thereafter make the bill credit unnecessary). DTE Electric provided credible testimony that it continues to be taxed by the taxing authorities even after the retirement of the plants and it continues to incur some amount of employee expenses associated with the retired plants. On this basis, the Commission observes that the O&M and property tax expenses for the 2-month period belong in base rates, and the property tax expenses for the 13-month period are also appropriate. Thus, Exhibit AB-2 includes three categories of cost that are not part of NBV and have been properly accounted for under the USOA, and ABATE acknowledges that the fourth category (depreciation) was removed from the test year in Case No. U-20836. The qualified costs consist of the unrecovered NBV of the two generation plants. Moreover, as ABATE knows, rates are set on a going forward basis. For all of these reasons, the Commission rejects ABATE’s proposed $84.2 million offset proposal.

The Commission approves the company’s request for $7.5 million in initial other qualified costs, which no party disputed. As the parties acknowledge, even if the estimate is excessive, only actual costs will be sought in the initial true-up; and, conversely, the company may seek costs that exceed the estimate in a rate case. Additionally, no party disputed the estimate of $700,000 per year for ongoing other qualified costs, and the Commission approves DTE Electric’s estimated amount. Thus the Commission approves total qualified costs of $601.6 million.

The Commission finds that $601.6 million in qualified costs are reasonable and represent the maximum amount of qualified costs for which the company may issue securitization bonds pursuant to this financing order. The Commission agrees that the actual amount of the securitization bonds issued will depend upon the timing of the issuance of the securitization bonds, which timing shall occur at DTE Electric’s sole discretion.

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B. Satisfaction of Statutory Criteria

1. Section 10i(1)

This provision requires the Commission to find that the NPV of the revenues to be collected under this financing order is less than the NPV of the amount to be recovered over the remaining life of the qualified costs under conventional financing methods. Regarding the Trenton Channel and St. Clair generation plant costs, the Commission finds that the NPV of the revenues to be collected under this financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods, by at least $51.5 million. Exhibit A-8. This analysis applies a 5.37% interest rate on the bonds and compares it to the 8.53% authorized return on capital set in the November 2022 order which would be the conventional financing cost. No party disputed the company’s NPV analysis. The Commission finds that it is highly unlikely that this NPV benefit would be reduced as a result of increasing the amount of qualified costs by including the deferred tax amounts discussed above, and probability dictates that the NPV test would be satisfied by an even greater amount applying the full NBV of the generation plant costs. Thus, the Commission finds that DTE Electric has demonstrated that securitization generates a benefit for ratepayers as compared to conventional financing as required under Section 10i(1) by a total of at least $51.5 million.

2. Section 10i(2)(a)

Section 10i(2)(a) of Act 142 requires that the proceeds derived from the sale of DTE Electric’s securitization bonds be used solely for the purposes of refinancing or retiring the utility’s existing debt or equity. DTE Electric’s witness Mr. Lepczyk testified as to the proposed use of the bond proceeds, indicating that the company will consider the cost of each of its debt instruments and securities outstanding at the time it receives the proceeds, the cost of retiring

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them, and the market conditions at the time. DTE Electric proposes to retire existing debt maturing around the time of the closing of the bond financing and to pay down equity by making a cash distribution to DTE Energy. The Commission finds that the requirements of Section 10i(2)(a) are satisfied.

3. Section 10i(2)(b)

The Commission finds that securitization will provide tangible and quantifiable benefits to customers of the utility. As shown above, the securitization as approved by the Commission satisfies the NPV test by at least $51.5 million. The weighted average interest rate for the bonds is expected to be 5.37% based upon current market conditions, whereas the utility’s current pre-tax cost of capital stands at 8.53% and its pre-tax rate of return in 6.79%. Exhibits A-8 and A-11. The Commission finds adequate support in the record for concluding that the statutory requirement set forth in Section 10i(2)(b) of Act 142 is satisfied with respect to the increased qualified costs approved by this order.

4. Section 10i(2)(c)

Section 10i(2)(c) of Act 142 requires that the securitization bonds be structured and priced in a manner that will result in the lowest securitization charges consistent with market conditions and the terms of the financing order. The Commission finds that DTE Electric’s securitization proposal satisfies Section 10i(2)(c). The detailed marketing plan developed by DTE Electric shows that the utility plans to take reasonable steps in structuring and pricing the securitization bonds to achieve the lowest possible securitization charges consistent with market conditions. The reporting requirements agreed upon by DTE Electric and the Staff are adopted. See, finding no. 33, and ordering paragraph T., infra.

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5. Section 10i(2)(d)

The last of the statutory mandates requires the Commission to find that the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds. The Commission finds that the securitization meets this requirement. The Commission finds that, even with the increase to the qualified costs approved by this order, this statutory mandate is satisfied because the NPV of the revenue requirement is also increased by a proportional amount representing the deferred taxes. Because the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds, the statutory requirement spelled out in Section 10i(2)(d) of Act 142 has been satisfied up to the amount of qualified costs approved by this financing order.

Based on the above analysis, the Commission finds that this financing order and the proposed sale of securitization bonds in an amount up to $601.6 million is consistent with the standards set forth in Section 10i(1) and (2) of Act 142.

C. Proposed Amortization and Accounting Approvals

Mr. Daly testified regarding the requested authority necessary to record on DTE Electric’s books all financial transactions necessary to undertake securitization, including those between the utility and the proposed SPE, and he provided an illustration. 2 Tr 36-50. The authority being requested would permit, among other things, all accounting entries needed to record: (1) the securitized qualified costs on DTE Electric’s books, including the establishment of regulatory assets for the power supply costs being securitized; (2) the issuance of the securitization bonds; (3) the use of the securitization bond proceeds to retire existing debt; (4) the receipt of revenues arising from DTE Electric’s proposed securitization charges; (5) the payment of principal,

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interest, and expenses relating to the securitization bonds; (6) the retirement or refunding of the securitization bonds; (7) the amortizations of securitized qualified costs; and (8) the amortizations of related deferred tax regulatory assets. The amount securitized will be recorded as a financing of the SPE for financial reporting purposes and, because the SPE will be consolidated with DTE Electric for financial reporting purposes, the amounts financed will also appear as a financing in the utility’s consolidated financial statements. The Commission finds that the authority requested by DTE Electric is appropriate and should be granted, with the exception of the accounting request regarding the amortization of deferred tax regulatory assets, which is no longer necessary given the inclusion of these amounts in the qualified costs.

Consistent with Section 10i(9) of Act 142, the Commission also authorizes the early retirement or refunding of the securitization bonds for the purpose of generating additional NPV savings, as this would be a benefit to ratepayers. The Commission also approves, to the extent deemed necessary, a letter of credit and/or an overcollateralization subaccount as requested.

D. Proposed Use of Securitization Cost Savings

DTE Electric states that it will initially reflect the cost savings achieved through securitization by providing a bill credit for power supply customers that will appear on bills simultaneously with the removal of these assets from rate base. They are currently included in rate base pursuant to the November 2022 order. The implementation of the proposed bill credit at the same time as the implementation of the initial securitization charge will provide power supply customers with a timely realization of savings resulting from the refinancing of the Trenton Channel and St. Clair generation site assets with securitization bonds versus conventional ratemaking. The credit will go into effect simultaneously with the implementation of the securitization charge, and will continue until retail rates are reset in the next completed rate case, Case No. U-21297. The Commission approves DTE Electric’s proposed treatment of future cost savings resulting from securitization.

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E. The Securitization Charges

DTE Electric proposes to recover the costs of servicing the securitization bonds by imposing per kWh securitization charges. DTE Electric proposes a power supply securitization charge reflecting the cost of servicing the securitization bonds related to the two generation sites over a 14-year period, which corresponds to its depreciation period. The Commission finds that the proposed allocation by COS class of the annual securitization revenue requirement and bill credit revenue requirement is reasonable, and approves the methodology used to develop the securitization charge and bill credit. As in previous financing orders, the Commission approves the use of allocation factor 255 which reflects the allocation approved in the most recent rate case, Case No. U-20836, for the proposed 14-year life of the bonds, which corresponds to the remaining NBV of the investment in the Trenton Channel and St. Clair generation sites. Should a subsequent general rate case result in modifications to allocation factor 255, the Commission approves the use of the newly authorized allocation factor for subsequent true-ups of the securitization charge. DTE Electric shall, after issuance of the bonds, submit revised tariff sheets reflecting the actual initial securitization charge for each rate class. See, Exhibit A-19.

As in other securitization orders, the Commission approves DTE Electric’s proposal to exclude current choice customers. Full service customers who transition to choice service any time after the date of this order will carry the securitization obligation, including applicable true- ups, with them; and any current choice customer who transitions to bundled service shall thereafter be subject to the charge applied to that customer’s class. This is identical to the application of charges in the 2013, 2017, 2020, and 2021 orders. The Commission finds that current choice customers should be excluded from the power supply securitization charge and bill credit.

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F. Periodic True-Ups

Periodic securitization charge true-ups are necessary to provide the certainty needed to obtain a high credit rating for the bonds, and the true-ups need to be undertaken in a way that allows for their swift and certain resolution. No party opposed DTE Electric’s proposal, and the Commission approves the company’s proposal for annual (and, beginning one year prior to the scheduled final payment date for each tranche, quarterly), semi-annual and other interim true-ups for the securitization charges. The Commission’s role in securitization true-ups is limited to a mathematical one, and the more expeditiously the true-up occurs the better for all parties. Annual (and, beginning one year prior to the scheduled final payment date for each tranche, quarterly) true-ups are required, and potentially more frequent true-ups may be implemented. Annual, semi- annual, or more frequent true-ups may be implemented automatically after 45 days absent a Commission order, unless contested. Any contest of any true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments.

G. The Findings

In accordance with the requirements of Act 142, the Commission makes the following findings:

1. DTE Electric is an electric utility as defined by MCL 460.10h(c).

2. DTE Electric’s complete application was filed on April 3, 2023.

3. The remaining net book value of the investment in the Trenton Channel and St. Clair generation sites up to the maximum amount of $594.1 million as of September 30, 2022

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(inclusive of the deferred tax amounts discussed above) constitute qualified costs as defined in MCL 460.10h(g), may be recorded as regulatory assets, and are therefore recoverable by DTE Electric through the issuance of securitization bonds. To the extent that the actual amounts associated with any estimates used in DTE Electric’s securitization bond issuance deviate from the amounts approved for securitization in this case, DTE Electric will address the differences according to ordinary ratemaking principles after such time as those differences become known.

4. DTE Electric should be allowed to establish an SPE (or multiple SPEs) or utilize an existing SPE, capitalize and direct the administration of the SPE, and sell to the SPE the securitization property as set forth in this order. The SPE will be an assignee as defined in MCL 460.10h(a) once an interest in securitization property is transferred to the SPE. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

5. DTE Electric’s and the SPE’s initial other qualified costs as approved in this financing order of up to $7.5 million are qualified costs pursuant to MCL 460.10h(g) and are therefore appropriate to be included as part of the principal balance of the securitization bonds issued pursuant to this financing order.

6. The holders (otherwise known as the purchasers) of the securitization bonds and their indenture trustee will each be a financing party as defined in MCL 460.10h(e).

7. The SPE may issue securitization bonds in accordance with this financing order and may pledge all of its interest in the securitization property, as defined in MCL 460.10j, and related assets, to secure those bonds.

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8. The proceeds of the securitization bonds are the amounts realized from the sale of the securitization bonds, after payment of the costs of issuance, and paid to DTE Electric by the SPE as the purchase price for the securitization property. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(a) because the proceeds to DTE Electric of the securitization bonds shall be used solely for the purposes of the refinancing or the retirement of debt or equity of DTE Electric.

9. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(b) because it provides tangible and quantifiable benefits to customers of DTE Electric.

10. The SPE’s issuance of securitization bonds in compliance with this financing order will satisfy the requirements of MCL 460.10i(2)(c) because the expected structuring and pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of this financing order.

11. The maximum amount of qualified costs approved for securitization in this financing order does not exceed the NPV of the revenue requirement over the life of the securitization bonds associated with the qualified costs sought to be securitized, as required by MCL 460.10i(2)(d).

12. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(1) because the NPV of the revenues to be collected under this order will be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods.

13. This financing order adequately details the amount of qualified costs, including the ongoing other qualified costs, to be recovered by DTE Electric through securitization charges.

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DTE Electric’s aggregate securitization bond issuance shall not exceed $601.6 million as the principal amount of such bonds, and the period over which DTE Electric will be permitted to recover nonbypassable securitization charges does not exceed 15 years, as required by MCL 460.10i(3).

14. As provided in MCL 460.10i(4), this financing order, together with the securitization charges authorized by this financing order, are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Commission, except by use of the true-up procedures approved in this order.

15. The method for implementing the initial securitization charge as described in this order and the method for making subsequent adjustments to the securitization charges through the use of a true-up mechanism as proposed by DTE Electric satisfy the requirements of MCL 460.10k(3) and are approved in this financing order. Partial payments of bills by customers should be allocated ratably among the securitization charges authorized by this financing order and other billed amounts based on the ratio of each component of the bill to the total bill.

16. DTE Electric’s request to establish a securitization property, including a nonbypassable securitization charge as described herein, from which the utility’s securitization bonds are to be paid, is granted as set forth herein.

17. Consistent with MCL 460.10j(1), the securitization property established hereby includes, without limitation: (1) the right to impose, collect, and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs; (2) the right to obtain periodic adjustments of securitization charges as described herein; and (3) all revenue, collections, payments, money, and proceeds arising out of the rights and interests described above.

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18. Consistent with MCL 460.10j(2), all securitization property arising as a result of this financing order constitutes a present property right even though the imposition and collection of securitization charges depends on further acts by DTE Electric or others that have not yet occurred.

19. Consistent with MCL 460.10m(2), any lien and security interest created in the securitization property (through the execution and delivery of a security agreement with a financing party in connection with the issuance of the securitization bonds) will arise and be created only in favor of a financing party and shall attach automatically from the time that value is received for the bonds and, further, shall be a continuously perfected lien and security interest in the securitization property and all proceeds of the property.

20. The priority of any lien and security interest in the securitization property and all proceeds of the property arising from this financing order will not be considered impaired by any later modification of this financing order or by the commingling of the funds arising from securitization charges with any other funds, consistent with MCL 460.10m(4). The securitization property shall constitute an account under the Uniform Commercial Code and shall be in existence whether or not the revenue or proceeds have accrued and whether or not the value of the property right is dependent on the customers of an electric utility receiving service, consistent with MCL 460.10m(6).

21. The structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bond proceeds, as proposed by DTE Electric, are reasonable and should be approved.

22. If and when DTE Electric transfers the securitization property to the SPE, including the right to impose, collect, and receive the securitization charges, the servicer will be authorized to recover the securitization charges only for the benefit of the SPE in accordance with the servicing agreement.

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23. If and when DTE Electric transfers the securitization property to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “true sale” provisions of MCL 460.10l(1), that transfer will constitute a “true sale” and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the securitization property will immediately pass to the SPE. As provided by MCL 460.10l(2), this “true sale” shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an indirect equity interest in the securitization property by reason of its equity interest in the SPE, the fact that DTE Electric acts as the collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

24. As provided in MCL 460.10m(5), if the servicer defaults on its obligation to remit revenues arising with respect to the securitization property, on application by or on behalf of the financing parties, the Commission or a court of appropriate jurisdiction shall order the sequestration and payment to those parties of revenues arising with respect to the securitization property.

25. Pursuant to MCL 460.10n(2), the State of Michigan pledges, and the Commission reaffirms, for the benefit and protection of all financing parties and DTE Electric, that the State of Michigan will not take or permit any action that would impair the value of the securitization property, reduce or alter, except as allowed under MCL 460.10k(3), or impair the securitization charges to be imposed, collected, and remitted to the financing parties, until the principal,

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interest, and premium, as well as any other charges incurred and contracts to be performed in connection with the securitization bonds have been paid and performed in full. The SPE, when issuing securitization bonds, is authorized, pursuant to MCL 460.10n(2) and this financing order, to include this pledge in any documentation relating to the securitization bonds.

26. This financing order, as well as DTE Electric’s written acceptance of all conditions and limitations imposed by the order, will remain in effect and unabated notwithstanding the bankruptcy or insolvency of DTE Electric, its successors, or its assignees, as required by MCL 460.10k(1).

27. DTE Electric retains sole discretion regarding whether or when to cause the issuance of any securitization bonds authorized by this order.

28. Any securitization bonds issued pursuant to the authority granted in this financing order are not a debt or obligation of the State of Michigan and are not a charge on its full faith and credit or taxing power.

29. As required by MCL 460.10m(8), any subsequent changes in this financing order or changes to the customer’s securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

30. As required by MCL 460.10j(2), this financing order shall remain in effect and the securitization property shall continue to exist until the securitization bonds authorized for issuance by this order, as well as all expenses related to those bonds, have been paid in full.

31. The securitization charge authorized in this order shall be billed, collected, and delivered to the trustee for the securitization bonds by DTE Electric, as the initial servicer, and by any successor servicer pursuant to a servicing agreement. Any payment of the securitization charge by a customer to the SPE, or to the servicer on behalf of the SPE, will discharge the customer’s obligations regarding that charge to the extent of that payment, notwithstanding any objection or direction to the contrary by DTE Electric.

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32. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are nonbypassable charges.

33. DTE Electric shall file a report, within 30 days following the receipt of any proceeds from the sale of its securitization bonds, and quarterly thereafter, until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds; (2) any amounts expended for payment of initial other qualified costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt that was retired through use of those proceeds, consistent with this order.

34. DTE Electric should continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, DTE Electric intends to take as a result of that reduction or change.

35. In the event that a decline in interest rates or other change in market conditions leads DTE Electric to refinance any of its securitization bonds, DTE Electric should file, within seven days, a report disclosing the details of that refinancing.

36. All amortization, accounting, and ratemaking approvals as well as all other authorizations provided for in this financing order should be tolled pending DTE Electric’s express written acceptance of all conditions and limitations that this order places on DTE Electric.

37. This financing order is final and is not subject to rehearing by the Commission except by the applicant as provided in MCL 460.10i(7), and is not subject to review or appeal, except as provided in MCL 460.10i(8). This order is a financing order within the meaning of MCL 460.10h(d).

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THEREFORE, IT IS ORDERED that:

A. The general structure of the securitization transactions, the expected term of the securitization bonds, and the use of the securitization bonds’ proceeds, as proposed by DTE Electric Company and modified by this order, are approved, and DTE Electric Company is authorized to proceed, at its sole discretion, with the sale of securitization bonds as set forth in this order.

B. DTE Electric Company is authorized to treat the remaining net book value of the investment in the Trenton Channel and St. Clair generation plants up to the maximum amount of $594.1 million as of September 30, 2022 (inclusive of the deferred tax amounts discussed in this order) as a regulatory asset and a qualified cost as defined in MCL 460.10h(g). Additionally, DTE Electric Company is authorized to include up to the total amount of $7.5 million as initial other qualified costs.

C. DTE Electric Company is authorized to proceed with the issuance of securitization bonds for up to an aggregate total of $601.6 million of its qualified costs, as detailed in this financing order.

D. DTE Electric Company, and any successor servicer, shall impose and collect from customers, in the manner provided by this financing order, securitization charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, and the ongoing other qualified costs of the special purpose entity. DTE Electric Company shall also impose bill credits as described in this order.

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E. DTE Electric Company shall include, as part of its electric tariffs and before any securitization bonds are issued, new language consistent with Exhibit A-19, as approved by this order. DTE Electric Company shall file, no less than seven days prior to the initial imposition and billing of its securitization charges, revised tariff sheets reflecting all the terms of this order, including those necessary to implement the bill credits for power supply customers.

F. DTE Electric Company, and any successor to DTE Electric Company, is authorized to bill to its power supply customers, following the sale of securitization bonds, an initial power supply securitization charge applying the currently approved 255 allocation factor at the time the securitization bonds are issued. The currently approved 255 allocation factor at the time the securitization bonds are issued shall determine each cost of service class’s annual responsibility for the total revenue requirement of the securitization charge. Any changes to the 255 allocation factor subsequently approved by the Commission will be reflected in the next true-up of the securitization charges. The charges shall be applied as per kilowatt-hour charges within each rate schedule. Full service customers who transition to retail open access after the date of this financing order will carry the power supply securitization obligation with them, including applicable true-ups, at the same rate at which they were paying as power supply customers. Any current choice customer who transitions to a full service customer after the date of this financing order shall thereafter be subject to the power supply securitization charge and bill credit (if applicable) applied to that customer’s rate schedule. The initial securitization charge and bill credit shall be included in power supply customers’ bills beginning with the first billing cycle after the issuance of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this financing order. Partial payments shall be allocated ratably among the components of the bill. Such charges shall remain in effect until changed pursuant to the true-up

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mechanism approved in this financing order. The bill credit shall remain in effect until the Trenton Channel and St. Clair generation plant costs are removed from power supply customer rates in DTE Electric Company’s next general rate case. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are nonbypassable.

G. The securitization charge shall continue to be billed to power supply customers for recovery over a period of not greater than 15 years after the beginning of the first complete billing cycle during which the securitization charge was initially included in any power supply customer’s bill. However, DTE Electric Company may continue to collect any billed but uncollected securitization charge after the close of the 15-year period. Amounts of the securitization charge remaining unpaid after the close of the 15-year period may be recovered through use of collection activities, including the use of the judicial process.

H. After the payment in full of all principal, interest, and other qualified costs relating to securitization bonds, all amounts held by the special purpose entity (excluding the initial capital contribution and any investment earnings on the capital contribution not previously distributed to DTE Electric Company) and previously collected from such power supply customers shall be returned to DTE Electric Company to be credited to power supply customers pursuant to normal ratemaking processes.

I. True-ups of each of the securitization charges shall be conducted periodically, in accordance with the schedule and the methodology approved in this financing order. Annual true-up (and quarterly true-up), semi-annual true-up, and potential additional interim true-up results may be implemented automatically after 45 days absent a Commission order, unless contested. Any contest of a true-up shall be subject only to confirmation of the mathematical computations contained in the proposed true-up adjustments.

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J. DTE Electric Company is authorized to create one or more special purpose entities or use an existing special purpose entity to which it may transfer securitization property. The special purpose entity will be an assignee, as defined below, once an interest in the securitization property is transferred to the special purpose entity. In turn, the special purpose entity is authorized to issue securitization bonds in the manner specified in this financing order. All securitization bonds shall be binding in accordance with their terms, regardless of whether this order is later vacated, modified, or otherwise held to be invalid, in whole or in part. The special purpose entity shall be funded with sufficient capital to carry out its intended functions and to obtain the desired ratings for the securitization bonds that it issues. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

K. DTE Electric Company is authorized to initiate and complete the refinancing of its securitization bonds to the extent permitted by the securitization bonds and when justified by financial market conditions.

L. L.    All securitization property and other collateral shall be pledged by the special purpose entity to the indenture trustee for the benefit of the holders of the securitization bonds and the other parties specified in the indenture.

M. DTE Electric Company is authorized to enter into a servicing agreement with the special purpose entity that it creates and to perform the servicing duties contemplated by this financing order in return for an annual servicing fee of the lowest rate not to exceed 0.05% of the original

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principal amount of the securitization bonds consistent with market conditions at the time of the bond issuance. If some other entity is selected to serve in place of DTE Electric Company, that replacement servicer shall perform the servicing duties in return for an annual fee not to exceed 0.75% of the bonds’ original principal amount. The servicer shall remit all collections of the securitization charges to the indenture trustee for the special purpose entity’s account, in accordance with the terms of the servicing agreement.

N. Upon the issuance of securitization bonds, the special purpose entity shall pay the proceeds from the sale of the securitization bonds (after payment of the initial other qualified costs) to DTE Electric Company as the purchase price of the securitization property. The proceeds from the sale of the securitization property (after payment or reimbursement of all initial other qualified costs) shall be applied to retire DTE Electric Company’s existing debt or equity.

O. DTE Electric Company has the continuing, irrevocable right to cause the issuance of securitization bonds in one or more series in accordance with the terms of this financing order for a period of two years following the later of the date upon which this order becomes final and no longer appealable or, if appealed, is no longer subject to further judicial review.

P. DTE Electric Company shall provide the Commission with a copy of each registration statement, prospectus, or any other closing documents filed with the U.S. Securities & Exchange Commission as part of its securitization transaction immediately following the filing of the original document.

Q. This financing order, together with the securitization charge authorized by the order, shall be binding upon DTE Electric Company and any of its successors or affiliates that provide distribution service directly to customers in DTE Electric Company’s service area as of the initial

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date of issuance of the securitization bonds. This order is also binding upon any servicer or other entity responsible for billing and collecting securitization charges on behalf of the owners of securitization property, and upon any successor to the Commission.

R. Subject to compliance with the requirements of this financing order, DTE Electric Company and the special purpose entity that it creates shall be afforded flexibility in establishing the terms and conditions of the securitization bonds, including the final structure of the special purpose entity as either a business trust or limited liability company, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, other reasonable and necessary financing costs, and the ability of DTE Electric Company, at its option, to cause the issuance of one or more series of securitization bonds.

S. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted. Accordingly, following DTE Electric Company’s submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement, the Commission will have taken all necessary steps with regard to approving DTE Electric Company’s request for securitization, and, pursuant to Public Act 142 of 2000, a valid and enforceable lien and security interest in the securitization property will be created (and will be created only in favor of a financing party) following the execution and delivery of the applicable security agreement in connection with the issuance of the securitization bonds.

T. DTE Electric Company shall file a report, within 30 days following the receipt of all or any portion of the proceeds from the sale of the securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from

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the sale of those bonds; (2) any amounts expended for payment of the initial other qualified costs relating to that sale; (3) the amount of proceeds remaining after payment of those costs; and (4) the precise type and amount of debt retired through use of those proceeds consistent with this order. The initial report filed following receipt of securitization bond proceeds shall include a copy of the closing documents (generally referred to as the “closing transcript”) arising from the sale of the bonds.

U. DTE Electric Company shall continually monitor the bond market and notify the Commission, within seven days, of: (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous; and (2) what steps, if any, DTE Electric Company intends to take as a result of that reduction or change.

V. In the event that a decline in interest rates or other change in market conditions leads DTE Electric Company to refinance any of its securitization bonds, DTE Electric Company shall file, within seven days of the refinancing, a report disclosing the details of that refinancing, in which case, upon DTE Electric Company’s request, as accompanied by demonstration of an ability to refinance under applicable bond covenants and that securitization charges to service new securitization bonds, including transaction costs, would be less than the future securitization charges required to service the securitization bonds being refunded, pursuant to MCL 460.10i(9), this financing order shall constitute a financing order adopted by the Commission in accordance with MCL 460.10i(9).

W. All amortization, accounting, ratemaking approvals, and other authorizations provided for in this financing order shall be tolled pending DTE Electric Company’s express written acceptance of all conditions and limitations that the order places on DTE Electric Company.

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X. Following DTE Electric Company’s express written acceptance of all conditions and limitations established by this financing order, the order and each of its terms shall be irrevocable. DTE Electric Company’s acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other change in the utility’s legal or economic structure.

Y. This financing order shall, consistent with MCL 460.10i(4), be irrevocable. No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this financing order. Consistent with MCL 460.10n(2), the Commission reaffirms that it shall not reduce, impair, postpone, terminate, or otherwise adjust the securitization charges approved in this financing order or impair the securitization property or the collection of securitization charges or the recovery of the qualified costs and ongoing other qualified costs. Consistent with MCL 460.10k(3), the Commission affirms that it will act pursuant to this financing order to ensure that the expected securitization charges are sufficient to pay on a timely basis scheduled principal of and interest on the securitization bonds issued pursuant to this financing order and the ongoing other qualified costs in connection with the securitization bonds.

The Commission reserves jurisdiction and may issue further orders as necessary.

Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, under MCL 460.10i(8). To comply with the Michigan Rules of Court’s requirement to notify the Commission of an appeal, appellants shall send required notices to both the Commission’s Executive Secretary and to the Commission’s Legal Counsel. Electronic notifications should be sent to the Executive Secretary at mpscedockets@michigan.gov and to the Michigan Department of Attorney General - Public Service Division at pungpl@michigan.gov. In lieu of electronic submissions, paper copies of

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such notifications may be sent to the Executive Secretary and the Attorney General - Public Service Division at 7109 W. Saginaw Hwy., Lansing, MI 48917.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ Daniel C. Scripps
Daniel C. Scripps, Chair

/s/ Katherine L. Peretick
Katherine L. Peretick, Commissioner,

By its action of June 22, 2023.

/s/ Lisa Felice
Lisa Felice, Executive Secretary

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PROOF OF SERVICE

STATE OF MICHIGAN	)
Case No. U-21338
County of Ingham	)

Brianna Brown being duly sworn, deposes and says that on June 22, 2023 A.D. she electronically notified the attached list of this Commission Order via e-mail transmission, to the persons as shown on the attached service list (Listserv Distribution List).

/s/ Brianna Brown
Brianna Brown

Subscribed and sworn to before me

this 22nd day of June 2023.

/s/ Angela P. Sanderson
Angela P. Sanderson
Notary Public, Shiawassee County, Michigan
As acting in Eaton County
My Commission Expires: May 21, 2024

Service List for Case:	U-21338

Name	On Behalf of	Email Address
Anna B. Stirling	MPSC Staff	stirlinga1@michigan.gov
Christopher M. Bzdok	Department of Attorney General	chris@envlaw.com
Christopher Saunders	ALJs - MPSC	saundersc4@michigan.gov
Daniel E. Sonneveldt	MPSC Staff	sonneveldtd@michigan.gov
DTE Electric Company	DTE Electric Company	mpscfilings@dteenergy.com
Joel B. King	Department of Attorney General	kingj38@michigan.gov
Jon P. Christinidis	DTE Electric Company	jon.christinidis@dteenergy.com
Michael E. Moody	Department of Attorney General	moodym2@michigan.gov
Michael J. Pattwell	Association of Businesses Advocating Tariff Equity (ABATE)	mpattwell@clarkhill.com
Stephen A. Campbell	Association of Businesses Advocating Tariff Equity (ABATE)	scampbell@clarkhill.com